Exhibit 8.2

[S&C Letterhead]

May 10, 2021

TS Innovation Acquisitions Corp.

45 Rockefeller Plaza

New York, New York 10111

Ladies and Gentlemen:

As tax counsel to TS Innovation Acquisitions Corp. in connection with the transactions described in the Registration Statement on Form S-4 (Form No. 333-254103) originally filed on March 10, 2021, as amended and supplemented through the date hereof (the “Registration Statement”), we hereby confirm to you that, subject to the qualifications, limitations and assumptions set forth in the Registration Statement, the statements set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences—Material Tax Consequences of a Redemption of Public Shares” are our opinion as to the material U.S. federal income tax consequences to the holders of TSIA Public Shares of a redemption of Public Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under which the Securities have been offered and sold. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Sullivan & Cromwell LLP